Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Saratoga Investment Corp. Announces Fiscal Year-End and Fourth Quarter 2021 Financial Results

NEW YORK, May 5, 2021 – Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company, today announced financial results for its 2021 fiscal year-end and fourth quarter.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the year ended and as of February 28, 2021	For the year ended and as of February 29, 2020	For the year ended and as of February 28, 2019
	($ thousands except per share)
AUM	554,313	485,632	402,020
NAV	304,186	304,287	180,875
NAV per share	27.25	27.13	23.62
Investment Income	57,650	58,448	47,708
Net Investment Income per share	2.07	1.59	2.60
Adjusted Net Investment Income per share	2.02	2.49	2.63
Earnings per share	1.32	5.98	2.63
Dividends per share (record date)	1.23	2.21	2.06
Return on Equity – last twelve months	5.0%	23.6%	10.6%
Originations	202,261	204,643	187,708
Repayments*	130,259	167,253	135,265

*	Includes $42.9 million net realized gain for the year ended February 29, 2020

	For the three months ended and as of February 28, 2021	For the three months ended and as of November 30, 2020	For the three months ended and as of February 29, 2020
	($ in thousands except per share)
AUM	554,313	546,944	485,632
NAV	304,186	299,853	304,287
NAV per share	27.25	26.84	27.13
Investment Income	16,215	14,283	17,613
Net Investment Income per share	0.38	0.40	0.15
Adjusted Net Investment Income per share	0.52	0.50	0.61
Earnings per share	0.83	0.57	2.39
Dividends per share (most recent)	0.43	0.42	0.56
Return on Equity – last twelve months	5.0%	11.0%	23.6%
– annualized quarter	12.3%	8.5%	36.5%
Originations	80,233	51,320	43,971
Repayments*	79,330	18,296	70,100

*	Includes $30.3 million net realized gain for the quarter ended February 29, 2020

“Our fiscal 2021 year represents a full twelve months of unprecedented times. Our company and industry has proven resilient as we and our portfolio companies managed through these challenges. We continue to believe Saratoga is well positioned for potential future economic opportunities and challenges,” said Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment. “Our results throughout the pandemic highlight the strength of our financial position and portfolio performance. Our annual metrics include LTM return on equity of 5.0%, adjusted NII per share of $2.02 and NAV per share growth of 12c over this past year, or 0.4%, one of only a handful of BDC’s to grow this metric over this period. Our year-end NAV per share of $27.15 represents our highest level yet. In these times of continued uncertainty and recovery presented by the COVID-19 pandemic, balance sheet strength, liquidity and NAV preservation continues to be paramount, both for our portfolio companies and our BDC. Our current capital structure at quarter-end was strong, with $304 million of equity supporting $123 million of long-term covenant-free non-SBIC debt and $158 million of long-term covenant free SBIC debentures. Our quarter-end regulatory leverage of 347% provides substantial cushion above our 150% requirement, and in addition to our undrawn Madison revolving credit facility, we have $30 million of quarter-end cash to support our existing portfolio companies, and $141 million of available SBIC II facilities to finance new opportunities, all of which are expected to be highly accretive to earnings. In addition, in March we issued $50 million of new unsecured bonds at 4.375%, both adding new liquidity and reducing our existing cost of capital. And also in March and reflecting our current strong portfolio performance, the Board of Directors decided to increase our quarterly dividends by a further $1c per share and declare a $43c per share dividend for the quarter ended February 28, 2021.”

“Portfolio management continues to be critically important, and we remain highly discerning in the current environment. We continue to bring new platform investments into the portfolio, with investments in two new companies added this calendar quarter, in addition to the success we continue to have with follow-ons in existing borrowers with strong business models and balance sheets, all totaling $202 million invested in the fiscal year, outpacing repayments of $130 million. Our credit quality remained at a high level at year-end, with 93% of credits rated in our highest category and only two remaining non-accruals. We have recovered over 95% of last year’s Q1 unrealized depreciation on the overall portfolio. With 80% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio is well structured for these uncertain times. We remain confident in our experienced management team, high underwriting standards and time-tested investment strategy. We believe our team will be able to continue to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Year and Quarter ended February 28, 2021:

As of February 28, 2021, Saratoga Investment increased its assets under management (“AUM”) to $554.3 million, an increase of 14.1% from $485.6 million as of February 29, 2020, and a 1.3% increase from $546.9 million as of November 30, 2020. The annual increase reflects originations of $202.3 million investments during the year ended February 28, 2021, offset by repayments and amortizations of $130.3 million. This past quarter, $80.2 million in originations was offset by repayments and amortizations of $79.3 million, with this quarter including the impact of the refinancing of the CLO at quarter-end. Additional capital in the CLO this quarter consisted of $14.0 million of additional equity and $17.9 million invested in a new F-note, with full repayment of Saratoga Investment’s existing CLO warehouse loan of $25.0 million, G-note of $2.5 million and F-note of $7.5 million. Saratoga Investment’s portfolio remains strong, with 79.5% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 93.3% of its loans this quarter at its highest internal rating. This quarter’s originations include two investments in new platforms, and eleven follow-ons in existing portfolio companies. Since Saratoga Investment took over the management of the BDC, $560.5 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 16.5%.

For the year ended February 28, 2021, total investment income decreased by $0.7 million to $57.7 million, down 1.4% from $58.4 million for the year ended February 29, 2020. For the three months ended February 28, 2021, total investment income of $16.2 million decreased by $1.4 million, or 8.0%, from $17.6 million as compared to the three months ended February 29, 2020, but increased sequentially by $1.9 million, or 13.5%, compared to $14.3 million for the three months ended November 30, 2020. In the year-over-year comparisons, the decreased investment income was generated from an investment base that has grown by 14.1% since last year, with the impact of the AUM increase more than offset by (i) last year’s fourth quarter including $4.4 million of non-recurring advisory fee income and prepayment premiums related to the Easy ice realization, and (ii) the weighted average current coupon on non-CLO BDC investments decreasing to 9.6% this quarter from 9.8% last year. The total investment income increase of 13.5% compared to last sequential quarter reflects the full-period impact of the originations last quarter, the increase in current coupon from 9.5% last quarter, and the recognition of $0.9 million interest income previously reserved and related to the Roscoe Medical investment that returned to accrual status this quarter.

The reduction in adjusted net investment income this year as compared to the year ended February 29, 2020 also reflects increased base management fees generated from the management of this larger pool of investments, offset by decreased debt and financing expenses, as this year benefitted from the extinguishment of the higher cost $74.5 million 2023 notes towards the end of last year. As compared to the quarters ended February 29, 2020 and November 30, 2020, this quarter also included higher base management fees reflecting higher AUM, as well as the accrual of $0.7 million excise tax related to undistributable taxable income as of December 31, 2020.

Saratoga Investment recognized a $0.1 million realized loss on extinguishment this quarter related to the repayment of SBA debentures in its first SBIC license.

Net investment income on a weighted average per share basis was $2.07 and $0.38 for the year and quarter ended February 28, 2021, respectively. Adjusted for the incentive fee accrual related to net capital gains, the net investment income on a weighted average per share basis was $2.02 and $0.52, respectively. This compares to adjusted net investment income per share of $2.49 and $0.61 for the year and quarter ended February 29, 2020, and $0.50 per share for the quarter ended November 30, 2020. The weighted average common shares outstanding increased from 9.3 million shares to 11.2 million shares for the years ended February 29, 2020 and February 28, 2021, respectively, but remained unchanged at 11.2 million shares for all three quarters. The increase reflects the weighted share impact of the accretive At-the-Market (“ATM”) equity offering program completed last year.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 7.8% and 5.7% for the year and quarter ended February 28, 2021, respectively. Adjusted for the incentive fee accrual related to net capital gains, the Net Investment Income Yield was 7.6% and 7.7%, respectively. In comparison, adjusted Net Investment Income Yield was 9.9% and 9.3% for the year and quarter ended February 29, 2020, respectively, and 7.4% for the quarter ended November 30, 2020.

NAV was $304.2 million as of February 28, 2021, an increase of $4.3 million from $299.9 million as of November 30, 2020, and a slight decrease of $0.1 million from $304.3 million as of February 29, 2020.

●	For the twelve months ended February 28, 2021, there were $23.1 million of net investment income and $5.0 million in net unrealized appreciation on investments earned, partially offset by $8.7 million of net realized loss from investments, $3.9 million federal tax paid on net capital gains realized in fiscal 2020, $0.6 million deferred tax expense on net unrealized appreciation, $0.1 million realized loss on extinguishment of debt and $13.7 million of dividends declared. In addition, $2.4 million of stock dividend distributions were made through the Company’s dividend reinvestment plan (“DRIP”), and 190,321 shares were repurchased during the twelve months, at a cost of $3.6 million and an average price of $18.96 per share. For the year ended February 28, 2021, there was no activity related to the ATM offerings.

●	During the quarter ended February 28, 2021, the Company repurchased 50,000 shares at a cost of $1.1 million and an average price of $22.88 per share.

NAV per share was $27.25 as of February 28, 2021, compared to $26.84 as of November 30, 2020 and $27.13 as of February 29, 2020.

●	For the twelve months ended February 28, 2021, NAV per share increased by $0.12 per share, primarily reflecting the $1.0 million, or $0.10 per share increase in net assets (net of the $1.23 dividend paid during the year). The $0.02 difference is the net accretive impact of the share repurchase plan partially offset by the DRIP share issuance.

●	This is the highest level of NAV per share since Saratoga took over the management of the Company

Return on equity for the last twelve months ended February 28, 2021, was 5.0%, compared to 23.6% for the comparable period last year.

Earnings per share for the year and quarter ended February 28, 2021, was $1.32 per share and 0.83 per share, respectively, compared to earnings per share of $5.98 per share and $2.39 per share for the year and quarter ended February 29, 2020, respectively, and $0.57 per share for the quarter ended November 30, 2020.

Investment portfolio activity for the year ended February 28, 2021:

●	Cost of investments made during the period: $202.3 million

●	Principal repayments and amortizations during the period: $130.3 million

Investment portfolio activity for the three months ended February 28, 2021:

●	Cost of investments made during the period: $80.2 million

●	Principal repayments during the period: $79.3 million

Additional Financial Information

For the fiscal year ended February 28, 2021, Saratoga Investment reported net investment income of $23.1 million, or $2.07 on a weighted average per share basis, a net realized and unrealized loss on investments of $8.2 million, or $0.74 on a weighted average per share basis, and a realized loss on extinguishment of debt of $0.1 million, or $0.01 on a weighted average per share basis, resulting in a net increase in net assets from operations of $14.8 million, or $1.32 on a weighted average per share basis. The $8.2 million net loss on investments was comprised of $8.7 million in net realized loss on investments, $0.6 million of net deferred tax expense on unrealized appreciation on investments in Saratoga Investment’s blocker subsidiaries and $3.9 million of income tax provision from realized gain on investments, offset by $5.0 million in net unrealized appreciation. The net realized loss primarily relates to the sale of the Company’s Elyria equity investment, the last remaining investment that dates back to before Saratoga took over management of the BDC in 2010. The $5.0 million unrealized appreciation primarily reflects a reversal of the previously recognized $7.7 million depreciation following the realization of the Company’s Elyria equity investment, offset by the net remaining impact of the past year’s Covid-19 volatility on multiple investments. This compared to the fiscal year ended February 29, 2020, with net investment income of $14.9 million, or $1.59 on a weighted average per share basis, a net gain on investments of $42.5 million, or $4.56 on a weighted average per share basis, and a realized loss on extinguishment of $1.6 million, or $0.17 on a weighted average share basis, resulting in a net increase in net assets from operations of $55.7 million, or $5.98 on a weighted average per share basis.

Adjusted for the incentive fee accrual related to net capital gains, the net investment income was $22.6 million and $23.2 million for the years ended February 28, 2021, and February 29, 2020, respectively – this is a decrease of $0.7 million year-over-year, or 3.0%.

For the fiscal quarter ended February 28, 2021, Saratoga Investment reported net investment income of $4.3 million, or $0.38 on a weighted average per share basis, net realized and unrealized gain on investments of $5.1 million, or $0.46 on a weighted average per share basis, and realized loss on extinguishment of debt of $0.1 million, or $0.01 on a weighted average per share basis, resulting in a net increase in net assets from operations of $9.3 million, or $0.83 on a weighted average per share basis. The $5.1 million net gain on investments was comprised of $14.3 million in net unrealized appreciation on investments, offset by $8.7 million in net realized loss and $0.5 million of net deferred tax expense on unrealized appreciation in Saratoga Investment’s blocker subsidiaries.

The $8.7 million net realized loss reflects the Elyria equity investment sale noted above. The $14.3 million net unrealized appreciation primarily reflects (i) the $8.7 million reversal of previously recognized depreciation following the realization of the Company’s Elyria equity investment and (ii) a 1.0% increase in the total value of the remaining portfolio, primarily related to improvements in market spreads, EBITDA multiples and/or revised portfolio company performance – therefore, all but $1.4 million, or 95% of the net reduction in the value of the non-CLO portfolio in the first quarter has been reversed since May 31, 2020.

This is compared to the fiscal quarter ended February 29, 2020, with net investment income of $1.7 million, or $0.15 on a weighted average per share basis, net realized and unrealized gain on investments of $26.7 million, or $2.39 on a weighted average per share basis and realized loss on extinguishment of debt of $1.6 million, or $0.14 on a weighted average per share basis, resulting in a net increase in net assets from operations of $26.8 million, or $2.39 on a weighted average per share basis.

Adjusted for the incentive fee accrual related to net capital gains, net investment income was $5.8 million and $6.8 million for the three months ended February 28, 2021, and February 29, 2020, respectively – a decrease of $1.0 million year-over-year, or 15.1%.

Total expenses, excluding interest and debt financing expenses, base management fees, incentive fees, income tax benefit and excise tax expense, increased from $5.7 million for the year ended February 29, 20 to $6.3 million for the year ended February 28, 2021, remaining at 1.1% of average assets over both periods. For the quarters ended February 28, 2021 and February 29, 2020, these expenses increased from $1.5 million to $1.8 million.

Portfolio and Investment Activity

As of February 28, 2021, the fair value of Saratoga Investment’s portfolio was $554.3 million (excluding $29.9 million in cash and cash equivalents), principally invested in 40 portfolio companies and one collateralized loan obligation fund (“CLO”). The overall portfolio composition consisted of 79.5% of first lien term loans, 4.4% of second lien term loans, 0.4% of unsecured term loans, 9.0% of subordinated notes in the CLO and 6.7% of common equity.

For the fiscal year ended February 28, 2021, Saratoga Investment invested $202.3 million in new or existing portfolio companies and had $130.3 million in aggregate amount of exits and repayments, resulting in net investments of $72.0 million for the year. For the quarter ended February 28, 2021, Saratoga Investment invested $80.2 million in two new and ten existing portfolio companies (including the CLO), and had $79.3 million in aggregate amount of exits and repayments, resulting in $0.9 million of net investments for the quarter.

As of February 28, 2021, the weighted average current yield on Saratoga Investment’s total portfolio as of year-end is 9.1%, which was comprised of a weighted average current yield of 9.5% on first lien term loans, 12.3% on second lien term loans, 0.0% on unsecured term loans, 11.6% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

As of February 28, 2021, Saratoga Investment had no outstanding borrowings under its $45.0 million senior secured revolving credit facility with Madison Capital Funding LLC. At the same time, Saratoga Investment had $124.0 million SBA debentures outstanding in its SBIC I license, $34.0 million SBA debentures outstanding in its SBIC II license, $123.1 million of baby bonds issued, including two listed issuances of $60.0 million and $43.1 million, respectively, and two unlisted issuances of $5.0 million and $15.0 million, respectively, and an aggregate of $29.9 million in cash and cash equivalents.

With $45.0 million available under the credit facility and the $29.9 million of cash and cash equivalents as of February 28, 2021, Saratoga Investment has a total of $74.9 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies. In addition, Saratoga Investment has $141.0 million in undrawn SBA debentures from the most recently approved SBIC II license to finance new SBIC-eligible portfolio companies. It should be noted that, depending on portfolio company performance, availability under the Madison credit facility might be reduced. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II funding. As of year-end, Saratoga Investment had $13.0 million of committed undrawn lending commitments and $45.8 million of discretionary funding commitments.

The Company announced on March 10, 2021 that it has closed a public offering of $50.0 million aggregate principal amount of its 4.375% notes due 2026 (the “Notes”), which resulted in net proceeds to the Company of approximately $48.8 million based on a public offering price of 100% of the aggregate principal amount of the Notes, after deducting payment of underwriting discounts and commissions and estimated offering expenses payable by the Company. This liquidity is accretive to the year-end Saratoga Investment available liquidity.

On March 16, 2017, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc., through which Saratoga may offer for sale, from time-to-time, up to $30.0 million of its common stock through an ATM offering. Subsequent to this, BB&T Capital Markets and B. Riley FBR, Inc. were also added to the agreement. On July 11, 2019, the amount of common stock to be offered through this offering was increased to $70.0 million, and on October 8, 2019, the amount of common stock to be offered through this offering was further increased to $130.0 million. As of February 28, 2021, the Company sold 3,992,018 shares for gross proceeds of $97.1 million at an average price of $24.77 for aggregate net proceeds of $95.9 million (net of transaction costs). During the twelve months ended February 28, 2021, there was no activity related to the ATM offering.

On February 26, 2021, the Company completed the fourth refinancing of the Saratoga CLO. This refinancing, among other things, extended the Saratoga CLO reinvestment period to April 2024, and extended its legal maturity to April 2033. A non-call period ending February 2022 was also added. In addition, and as part of the refinancing, the Saratoga CLO has also been upsized from $500 million in assets to approximately $650 million. As part of this refinancing and upsizing, the Company invested an additional $14.0 million in all of the newly issued subordinated notes of the Saratoga CLO, and purchased $17.9 million in aggregate principal amount of the Class F-R-3 Notes tranche at par. Concurrently, the existing $2.5 million of Class F-R-2 Notes, $7.5 million of Class G-R-2 Notes and $25.0 million CLO 2013-1 Warehouse 2 Loan were repaid. The Company also paid $2.6 million of transaction costs related to the refinancing and upsizing on behalf of the Saratoga CLO, to be reimbursed from future equity distributions. As of February 28, 2021, the full amount is reflected as an outstanding receivable which is presented as due from affiliate on the Company’s consolidated statement of assets and liabilities.

Dividend

Saratoga Investment’s Board of Directors paid a $0.40 per share dividend for the quarter ended May 31, 2020, a $0.41 per share dividend for the quarter ended August 31, 2020 and a $0.42 per share dividend for the quarter ended November 30, 2020. Furthermore, on March 22, 2021, the Board of Directors declared a $0.43 per share dividend for this quarter ended February 28, 2021, increasing last quarter’s dividend by $0.01 per share. This dividend was payable on April 22, 2021, to common stockholders of record on April 8, 2021, and was the first dividend declared for fiscal year 2022. Total dividends for fiscal year 2021 is $1.23 per share. Total dividends declared for the fiscal years ended February 29, 2020 and February 28, 2019, were $2.21 per share and $2.06 per share, respectively.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. During fiscal year 2017, the share repurchase plan was increased to 600,000 shares of common stock, and during fiscal years 2018, 2019 and 2020, this share repurchase plan was extended for another year at the same level of approval, currently through January 15, 2021. On May 4, 2020, the Board of Directors increased the share repurchase plan to 1.3 million shares of common stock. As of February 28, 2021, the Company purchased 408,812 shares of common stock, at the average price of $17.84 for approximately $7.3 million pursuant to the Share Repurchase Plan.

During the year ended February 28, 2021 the Company purchased 190,321 shares of common stock, at the average price $18.96 for approximately $3.6 million pursuant to the Share Repurchase Plan.

During the quarter ended February 28, 2021 the Company purchased 50,000 shares of common stock, at the average price $22.88 for approximately $1.1 million pursuant to the Share Repurchase Plan.

2021 Fiscal Fourth Quarter and Year End Conference Call/Webcast Information

When:	Thursday, May 6, 2021, 1:00 p.m. Eastern Time (ET)

Call:	Interested parties may participate by dialing (877) 312-9208 (U.S. and Canada) or (678) 224-7872 (outside U.S. and Canada).

A replay of the call will be available from 4:00 p.m. ET on Thursday, May 6, 2021, through 4:00 p.m. ET on Thursday, May 13, 2021, by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (outside U.S. and Canada), passcode for both replay numbers: 7175278.

Webcast:	Interested parties may access a simultaneous webcast of the call and find the Q4 and FY 2021 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, http://ir.saratogainvestmentcorp.com/events-presentations

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment owns two SBIC-licensed subsidiaries and manages a $650 million collateralized loan obligation (“CLO”) fund. It also owns 100% of the Class F-R-3 and subordinated notes of the CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic's impact on the U.S. and global economy, as well as those described from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Saratoga Investment Corp. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	February 28, 2021	February 29, 2020
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $471,328,212 and $418,006,725, respectively)	$469,946,494	$420,442,928
Affiliate investments (amortized cost of $17,331,707 and $23,998,917, respectively)	19,367,740	18,485,854
Control investments (amortized cost of $61,353,761 and $44,293,619, respectively)	64,998,481	46,703,192
Total investments at fair value (amortized cost of $550,013,680 and $486,299,261, respectively)	554,312,715	485,631,974
Cash and cash equivalents	18,828,047	24,598,905
Cash and cash equivalents, reserve accounts	11,087,027	14,851,447
Interest receivable (net of reserve of $1,152,086 and $1,238,049, respectively)	4,223,630	4,810,456
Due from affiliate	2,719,000	-
Management fee receivable	34,644	272,207
Other assets	947,315	701,007
Total assets	$592,152,378	$530,865,996

LIABILITIES
Revolving credit facility	$-	$-
Deferred debt financing costs, revolving credit facility	(639,982)	(512,628)
SBA debentures payable	158,000,000	150,000,000
Deferred debt financing costs, SBA debentures payable	(2,642,622)	(2,561,495)
6.25% Notes Payable 2025	60,000,000	60,000,000
Deferred debt financing costs, 6.25% notes payable 2025	(1,675,064)	(2,046,735)
7.25% Notes Payable 2025	43,125,000	-
Deferred debt financing costs, 7.25% notes payable 2025	(1,401,307)	-
7.75% Notes Payable 2025	5,000,000	-
Deferred debt financing costs, 7.75% notes payable 2025	(239,222)	-
6.25% Notes Payable 2027	15,000,000	-
Deferred debt financing costs, 6.25% notes payable 2027	(476,820)	-
Base management and incentive fees payable	6,556,674	15,800,097
Deferred tax liability	1,922,664	1,347,363
Accounts payable and accrued expenses	1,750,266	1,713,157
Interest and debt fees payable	2,645,784	2,234,042
Directors fees payable	70,500	61,500
Due to manager	279,065	543,842
Excise tax payable	691,672	-
Total liabilities	287,966,608	226,579,143

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 11,161,416 and 11,217,545 common shares issued and outstanding, respectively	11,161	11,218
Capital in excess of par value	304,874,957	289,476,991
Total distributable earnings (deficit)	(700,348)	14,798,644
Total net assets	304,185,770	304,286,853
Total liabilities and net assets	$592,152,378	$530,865,996
NET ASSET VALUE PER SHARE	$27.25	$27.13

Asset Coverage Ratio	347.1%	607.1%

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the three months ended
	February 28, 2021	February 29, 2020
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$11,036,031	$9,389,470
Affiliate investments	451,423	356,762
Control investments	1,811,065	1,547,725
Payment-in-kind interest income:
Non-control/Non-affiliate investments	1,126,193	285,313
Affiliate investments	29,052	44,024
Control investments	45,209	179,247
Total interest from investments	14,498,973	11,802,541
Interest from cash and cash equivalents	433	219,362
Management fee income	623,801	614,872
Incentive fee income	-	-
Structuring and advisory fee income*	358,745	3,411,250
Other income*	732,829	1,565,014
Total investment income	16,214,781	17,613,039

OPERATING EXPENSES
Interest and debt financing expenses	4,135,008	3,054,345
Base management fees	2,404,351	2,143,372
Incentive management fees expense (benefit)	2,937,132	6,862,982
Professional fees	448,522	503,079
Administrator expenses	693,750	556,250
Insurance	83,066	66,807
Directors fees and expenses	95,000	60,000
General & administrative	464,921	289,959
Income tax expense (benefit)	(27,637)	2,426,873
Excise tax expense (credit)	691,672	-
Total operating expenses	11,925,785	15,963,667
NET INVESTMENT INCOME	4,288,996	1,649,372

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	-	(957,777)
Affiliate investments	(8,726,013)	-
Control investments	-	31,225,165
Net realized gain (loss) from investments	(8,726,013)	30,267,388
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	5,654,556	4,624,537
Affiliate investments	8,970,702	678,619
Control investments	(287,798)	(10,984,921)
Net change in unrealized appreciation (depreciation) on investments	14,337,460	(5,681,765)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(515,796)	2,141,150
Net realized and unrealized gain (loss) on investments	5,095,651	26,726,773
Realized losses on extinguishment of debt*	(128,617)	(1,583,266)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$9,256,030	$26,792,879

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.83	$2.39
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,159,010	11,190,152

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the year ended
	February 28, 2021	February 29, 2020	February 28, 2019
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$41,621,899	$36,252,113	$33,329,539
Affiliate investments	1,656,263	1,230,578	963,289
Control investments	5,848,980	6,175,120	4,785,044
Payment-in-kind interest income:
Non-control/Non-affiliate investments	2,251,499	816,041	780,112
Affiliate investments	172,626	167,836	150,284
Control investments	162,658	3,405,307	3,288,902
Total interest from investments	51,713,925	48,046,995	43,297,170
Interest from cash and cash equivalents	14,609	536,053	64,024
Management fee income	2,507,626	2,503,804	1,722,180
Incentive fee income	-	-	633,232
Structuring and advisory fee income*	2,157,405	5,286,475	1,355,393
Other income*	1,256,691	2,074,864	635,964
Total investment income	57,650,256	58,448,191	47,707,963

OPERATING EXPENSES
Interest and debt financing expenses	13,587,201	14,682,611	13,125,718
Base management fees	9,098,495	8,098,995	6,879,324
Incentive management fees expense (benefit)	4,903,499	14,163,776	4,891,004
Professional fees	1,705,942	1,684,089	1,849,424
Administrator expenses	2,545,833	2,131,250	1,895,833
Insurance	285,529	259,981	253,141
Directors fees and expenses	290,000	277,500	290,500
General & administrative	1,428,293	1,326,457	1,224,462
Income tax expense (benefit)	667	961,995	(1,027,118)
Excise tax expense (credit)	691,672	-	-
Other expense	-	-	23,466
Total operating expenses	34,537,131	43,586,654	29,405,754
NET INVESTMENT INCOME	23,113,125	14,861,537	18,302,209

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	22,207	11,651,990	4,874,305
Affiliate investments	(8,726,013)	-	-
Control investments	-	31,225,165	-
Net realized gain (loss) from investments	(8,703,806)	42,877,155	4,874,305
Income tax (provision) benefit from realized gain on investments	(3,895,354)	-	-
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(3,817,921)	3,060,964	(5,152,206)
Affiliate investments	7,549,096	1,538,572	(853,588)
Control investments	1,235,147	(5,370,450)	3,105,485
Net change in unrealized appreciation (depreciation) on investments	4,966,322	(770,914)	(2,900,309)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(574,634)	354,349	(1,766,835)
Net realized and unrealized gain (loss) on investments	(8,207,472)	42,460,590	207,161
Realized losses on extinguishment of debt*	(128,617)	(1,583,266)	-
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$14,777,036	$55,738,861	$18,509,370

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$1.32	$5.98	$2.63
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,188,629	9,319,192	7,046,686

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the years ended February 28, 2021, February 29, 2020, and February 28, 2019, and the quarters ended February 28, 2021 and February 29, 2020.

	For the Years Ended
	February 28, 2021	February 29, 2020	February 28, 2019

Net Investment Income	$23,113,125	$14,861,537	$18,302,209
Changes in accrued capital gains incentive fee expense/ reversal	(543,735)	8,359,207	251,090
Adjusted net investment income	22,569,390	23,220,744	18,553,299

Net investment income yield	7.8%	6.3%	10.5%
Changes in accrued capital gains incentive fee expense/ reversal	(0.2)%	3.6%	0.1%
Adjusted net investment income yield (1)	7.6%	9.9%	10.6%

Net investment income per share	$2.07	$1.59	$2.60
Changes in accrued capital gains incentive fee expense/ reversal	(0.05)	0.90	0.03
Adjusted net investment income per share (2)	$2.02	$2.49	$2.63

(1)	Adjusted net investment income is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Quarters Ended
	February 28, 2021	February 29, 2020

Net Investment Income	$4,288,966	$1,649,372
Changes in accrued capital gains incentive fee expense/ reversal	1,491,312	5,162,197
Adjusted net investment income	5,780,309	6,811,569

Net investment income yield	5.7%	2.3%
Changes in accrued capital gains incentive fee expense/ reversal	2.0%	7.0%
Adjusted net investment income yield (1)	7.7%	9.3%

Net investment income per share	$0.38	$0.15
Changes in accrued capital gains incentive fee expense/ reversal	0.14	0.46
Adjusted net investment income per share (2)	$0.52	$0.61

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

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